SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 27, 2007

ONSTREAM MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-22849	65-0420146
(Commission File Number)	(IRS Employer Identification Number)

1291 SW 29 Avenue, Pompano Beach, Florida 33069
(Address of executive offices and Zip Code)

(954)917-6655
(Registrant's Telephone Number, Including Area Code)

______________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2007, our Compensation Committee and our Board of Directors approved the issuance of 25,000 restricted shares of our common stock to Mr. Charles Johnston, director, as compensation for services to be rendered by him for the fiscal year ended September 30, 2008, in connection with his recent appointment as Chairman of our Audit Committee. These shares will be valued at $1.73 per share, the fair market value at the date of the approval.

On September 27, 2007, our Compensation Committee and our Board of Directors approved three-year employment agreements with Messrs. Randy Selman (President and CEO), Alan Saperstein (COO and Treasurer), Robert Tomlinson (Chief Financial Officer), Clifford Friedland (Senior Vice President Business Development) and David Glassman (Senior Vice President Marketing), collectively referred to as “the Executives”. Other than the extended term of the new agreements, the following salary, raise and benefit payments are substantially the same as the Executives would have received under the employment agreements previously in place that would have expired December 27, 2008. The new agreements provide annual base salaries of $253,000 for Mr. Selman, $230,000 for Mr. Saperstein, $207,230 for Mr. Tomlinson and $197,230 for Messrs. Friedland and Glassman, and allow for 10% annual increases through December 27, 2008 and 5% per year thereafter. In addition, each of the Executives receives an auto allowance payment of $1,000 per month, a “retirement savings” payment of $1,500 per month, and an annual $5,000 allowance for the reimbursement of dues or charitable donations. We also pay insurance premiums for the Executives, including medical, life and disability coverage.

As part of the above employment agreements, and in accordance with the terms of the “2007 Equity Incentive Plan” approved by our shareholders in their September 18, 2007 annual meeting, we granted each of the Executives options (“Plan Options”) to purchase an aggregate of 400,000 shares of our common stock at an exercise price of $1.73 per share, the fair market value at the date of the grant, which shall be exercisable for a period of four (4) years from the date of vesting. The options vest in installments of 100,000 per year, starting on September 27, 2008, and they automatically vest upon the happening of the following events on a date more than six (6) months after the date of the agreement: (i) change of control (ii) constructive termination, and (iii) termination other than for cause, each as defined in the employment agreements. Unvested options automatically terminate upon (i) termination for cause or (ii) voluntary termination. In the event the agreement is not renewed or the Executive is terminated other than for cause, the Executives shall be entitled to require us to register the options.

The Executives will be eligible for a performance bonus, based on meeting revenue and cash flow objectives. In connection with this bonus program, we granted each of the Executives Plan Options to purchase an aggregate of 220,000 shares of our common stock at an exercise price of $1.73 per share, the fair market value at the date of the grant, which shall be exercisable for a period of four (4) years from the date of vesting. Up to one-half of these shares will be eligible for vesting on a quarterly basis and the rest annually, with the total grant allocated over a two-year period starting October 1, 2007. Vesting of the quarterly portion is subject to achievement of increased revenues over the prior quarter as well as positive and increased net cash flow per share (defined as cash provided by operating activities per the Company’s statement of cash flow, measured before changes in working capital components and not including investing or financing activities) for that quarter. Vesting of the annual portion is subject to meeting the above cash flow requirements on a year-over-year basis, plus a revenue growth rate of at least 30% for the fiscal year over the prior year. In the event of quarter to quarter decreases in revenues and or cash flow, the options shall not vest for that quarter but the unvested quarterly options shall be added to the available options for the year, vested subject to achievement of the applicable annual goal. In the event options do not vest based on the quarterly or annual goals, they shall immediately expire. In the event the agreement is not renewed or the Executive is terminated other than for cause, the Executives shall be entitled to require us to register the vested options. We have agreed that this bonus program will continue after the initial two-year period, with the specific bonus parameters to be negotiated in good faith between the parties at least ninety (90) days before the expiration of the program then in place.

Under the terms of the agreements, upon a termination subsequent to a change of control, termination without cause or constructive termination, each as defined in the agreements, we would be obligated to pay each of the Executives an amount equal to three times the Executive’s base salary plus full benefits for a period of the lesser of (i) three years from the date of termination or (ii) the date of termination until a date one year after the end of the initial employment contract term. We may defer the payment of all or part of this obligation for up to six months, to the extent required by Internal Revenue Code Section 409A. In addition, if the five day average closing price of the common stock is greater than or equal to $2.50 per share on the date of any termination or change in control, all options previously granted the Executive(s) will be cancelled, with all underlying shares (vested or unvested) issued to the executive, and we will pay all taxes for the Executive(s). If the five-day average closing price of the common stock is less than $2.50 per share on the date of any termination or change in control, the options will remain exercisable under the original term.

As part of the above employment agreements, and in consideration for the provision in the new employment agreements that change of control benefits would not be paid related to any merger and any related financing occurring within six months of entering into the new agreements, we agreed to grant each of the Executives fully vested four-year options for shares equivalent to one percent (1%) of the total number of shares issued in connection with any such merger and/or any related financing. If we enter into a definitive merger agreement during that six month period, the number of options will be determined and granted at the time of signing that definitive merger agreement and will have an exercise price equal to the fair value at the date of grant. We agreed to register these and all other shares or options held by the Executives with or simultaneously to any shares registered in connection with such a merger and/or any related financing.

Under the terms of the agreements, we may terminate an Executive’s employment upon his death or disability or with or without cause. To the extent that an Executive is terminated for cause, no severance benefits are due him. If an employment agreement is terminated as a result of the Executive’s death, his estate will receive one year base salary plus any bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under the agreement during the one-year period subsequent to the time of his death. If an employment agreement is terminated as a result of the Executive’s disability, as defined in the agreement, he is entitled to compensation in accordance with our disability compensation for senior executives to include compensation for at least 180 days, plus any bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under the agreement during the one-year period subsequent to the time of his disability. These employment agreements contain certain non-disclosure and non-competition provisions and we have agreed to indemnify the Executives in certain circumstances.

As part of the above employment agreements, we agreed that in the event the Company is sold for a Company Sale Price in excess of the Current Capitalization during the term of the agreements, both terms as defined below, and the Company Sale Price represents at least $2.50 per share (adjusted for recapitalization including but not limited to splits and reverse splits), the Executives and certain other employees, will receive, as a group, cash compensation of twelve and one-half percent (12.5%) of the excess of the Company Sale Price over the Current Capitalization, payable in immediately available funds at the time of closing such transaction. The Current Capitalization is defined as the sum of (i) the number of common shares issued and outstanding, (ii) the common stock equivalent shares related to paid for but not converted preferred shares and (iii) the number of common shares underlying “in-the-money” warrants and options, such sum multiplied by the market price per share and then reduced by the proceeds payable upon exercise of the “in-the-money” warrants and options, all determined as of the date of this new agreement but the market price per share used for this purpose to be no less than $2.00. The Company Sale Price is defined as the number of common shares outstanding at the time the Company is sold multiplied by the price per share paid in such Company Sale transaction. The 12.5% was allocated in the new employment agreements as two and one-half percent (2.5%) each to Messrs. Selman, Saperstein, Friedland and Glassman and one and one-half percent (1.5%) to Mr. Tomlinson. The remaining one percent (1.0%) will be allocated by the Board and our management at a later date, which will be primarily to compensate our other executives not having employment contracts, but may also include additional allocation to some or all of these five senior Executives.

The above description is qualified in its entirety by the terms and conditions of the employment agreements, which will be filed as Exhibits to this 8-K in a subsequent amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONSTREAM MEDIA CORPORATION

By:	/s/ Robert E. Tomlinson
October 3, 2007	Robert E. Tomlinson, CFO